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EXHIBIT 99.1


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RELIANCE
BANCORP, INC.
585 STEWART AVENUE                                                (516) 222-9300
GARDEN CITY, NY 11530                                        FAX: (516) 222-1805

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                   September 18, 1996
                                        For Information Contact:
                                        Paul D. Hagan
                                        V.P. - Chief Financial Officer
                                        (516) 222-9300 extension 286

              RELIANCE BANCORP, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

         Reliance Bancorp, Inc. ("the Company") (Nasdaq: RELY) announced today that its Board of Directors has adopted a Stockholder Protection Rights Plan and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. Each Right, initially, will entitle stockholders to buy a one one-hundredth interest in a share of a new series of preferred stock of the Corporation at an exercise price of $60.00, upon the occurrence of certain events described in the Plan.

         President and Chief Executive Officer, Raymond A. Nielsen stated that, "Our Board of Directors in recognition of our duty to protect the interests of all stockholders, believes the adoption of the Rights Plan is consistent with good business judgment. This plan was not adopted in response to any specific event and had been under consideration by the Board for sometime." Mr. Nielsen commented, "The Rights Plan is similar to other plans in place at well over two thousand other publicly trade companies. This Plan was adopted to assure that all stockholders of Reliance Bancorp, Inc. receive fair and equitable consideration in the event of any proposed acquisition of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all stockholders a fair and full value for their investment in the Company. The Plan does not prevent the Company from being acquired, but protects against abusive tactics and encourages potential acquirers to negotiate any proposed transaction with the Board of Directors, which has the responsibility to act in the best interest of all who own our stock consistent with its business judgment and our Company charter."

         Initially, Rights will not be exercisable and will transfer with and only with the shares of common stock. The Rights will be exercisable and separately transferable ten business days after public announcement that a person or group of persons has acquired 10% or more of the common stock of Reliance Bancorp, Inc. ("Acquiring Person") or a person or group of persons commences a tender offer, the consummation of which would result in ownership by a person or group of persons of 10% or more of Company common stock.


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         If a person or group of  persons  becomes  an  Acquiring  Person,  each
Right, unless redeemed by the Board of Directors at a price of $0.01 per Right, will entitle its holder (other than such Acquiring Person or member of such group) to purchase, at the then-current exercise price of the Right, a number of shares of common stock of Reliance Bancorp, Inc. having a market value equal to twice the exercise price of the right, (or at the option of the Company 1-100th of a shares of the new series of preferred stock for each such share of common stock). Alternatively, at any time after an Acquiring Person becomes such, but prior to the acquisition by such person of 50% or more of the Company's common stock, the Board of Directors may, at its option, direct the issuance of one share of common stock in exchange for each Right other than those held by the Acquiring Person.

         The Rights dividend distribution will be payable to stockholders of record on October 3, 1996. The Rights will expire ten years later on October 3, 2006. The distribution of the Rights is not taxable to stockholders. A letter regarding the Rights Plan and a summary of its terms will be mailed to stockholders in the near future.

         Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank and has assets of $1.8 billion. Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 28 banking offices, located in the New York City metropolitan areas of Queens, Nassau and Suffolk. Reliance Federal is a consumer oriented financial institution specializing in providing deposit and credit services for its communities.